      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                REGISTRATION NUMBER 333-33470

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                             ON COMMAND CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                     77-04535194
   (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)


                             6331 SAN IGNACIO AVENUE
                             -----------------------
                           San Jose, California 95119
                                 (408) 360-4500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                            DAVID B. EHRLICH, ESQ.
                       ACTING ASSISTANT GENERAL COUNSEL
                            ON COMMAND CORPORATION
                           6331 SAN IGNACIO AVENUE
                          SAN JOSE, CALIFORNIA 95119
                                (408) 360-4500
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

                                 WITH A COPY TO:
                            JEFFREY E. LAGUEUX, ESQ.
                      PATTERSON, BELKNAP, WEBB & TYLER LLP
                           1133 AVENUE OF THE AMERICAS
                             NEW YORK, NY 10036-6710
                                 (212) 336-2000

                                 ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                                     CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE   AGGREGATE OFFERING    AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED(1)    PER SHARE(2)        PRICE(2)       REGISTRATION FEE
--------------------------------   ------------    ----------------  ------------------ ----------------
Common Stock, par value $.01(3)...   3,450,000        $16.125          $ 55,631,250      $  14,686.65
                                     ---------        -------          ------------      ------------
Series C Warrants.................   3,450,000        $16.125          $ 55,631,250      $  14,686.65
                                     ---------        -------          ------------      ------------
          Total...................   6,900,000                         $111,262,500      $  29,373.30
                                     ---------                         ------------      ------------
========================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock as may become issuable upon exercise of the Series C warrants to prevent dilution resulting from stock splits, stock dividends or similar transitions.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933 based upon the average of the high and low prices per share of the Registrant's common stock on the Nasdaq National Market System on March 22, 2000.

(3) Represents shares of common stock underlying the Series C warrants held by the selling securityholders.

                                 ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                             ON COMMAND CORPORATION

                3,450,000 SERIES C WARRANTS AND THE COMMON STOCK
                 ISSUABLE UPON EXERCISE OF THE SERIES C WARRANTS
                        3,450,000 SHARES OF COMMON STOCK

  The selling securityholders named in this prospectus are offering and selling up to 3,450,000 Series C warrants to purchase shares of our common stock and up to 3,450,000 shares of our common stock underlying the Series C warrants. We are also registering up to 3,450,000 shares of our common stock for issuance to the holders of Series C warrants who exercise such warrants subsequent to their sale by the securityholders under this prospectus. We will not receive any of the proceeds from the sale of the selling securityholders' securities but we will receive the proceeds from the exercise of the Series C warrants.


  Our common stock is quoted on the NASDAQ National Market System under the symbol "ONCO." On May 11, 2000, the closing sales price of our common stock on the NASDAQ National Market System was $19.875 per share. Prior to this offering, there has been no public market for the Series C warrants.


                                 ---------------

YOU SHOULD READ THE DESCRIPTION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

                                 ---------------


  The securities offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is May 12, 2000

                GENERAL INFORMATION ABOUT ON COMMAND CORPORATION

  Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to On Command and not to the selling securityholders.

THE COMPANY

  We are the leading provider (measured by the number of rooms served) of in-room, on-demand video entertainment and information services to the domestic and international lodging industries. Through two of our three wholly owned subsidiaries, On Command Video Corporation and SpectraVision, Inc., we provide in-room video entertainment and information services to hotel guests under long-term contracts with hotel chains, hotel management companies and individually owned and franchised hotel properties, predominantly in the deluxe, luxury and upscale hotel categories serving business travelers. Our third wholly owned subsidiary, On Command Development Corporation, supports these activities by developing new technologies and applications to be used by On Command Video and SpectraVision.

  We were formed in 1996 by Ascent Entertainment Group, Inc. as a holding company for On Command Video and the newly-acquired Spectradyne, Inc. (now SpectraVision, Inc.). As of March 24, 2000, Ascent owned approximately 56.6% of our outstanding common stock.

  We incorporated in Delaware on July 25, 1996. Our offices are located at:

         On Command Corporation
         6331 San Ignacio Avenue
         San Jose, California 95119
         (408) 360-4500

PLATFORMS AND SERVICES

  We provide our in-room video entertainment and information services through three equipment and technology platforms, the recently developed OCX(TM) video system, the On Command Video on demand system and the SpectraVision video systems. The OCX(TM) video system provides improved graphics and an accessible user interface to give hotel guests access to on-demand movies, video games, TV-based Internet and other guest services. The patented On Command Video on demand system provides similar services by means of a microprocessor controlling the television in each room, a hand-held remote control and a central "head-end" video rack and system computer located elsewhere in the hotel. Programming signals originate from video cassette players located within the head-end rack and are transmitted to individual rooms by way of proprietary video switching technology. Movie starts are controlled automatically by the system computer that also reports billing data to the hotel's accounting system for posting of the charge to the guest's bill. As a company, On Command has experienced rapid growth, increasing its base of installed rooms to approximately 956,000 rooms at December 31, 1999, of which 884,000 rooms are served by on demand systems.

  Our in-room video entertainment and information services consist of:

    o On-demand and, in some cases, scheduled in-room television viewing of major motion pictures and independent, non-rated motion pictures for mature audiences;

    o High-speed access to the Internet by means of the Company's @Hotel Internet service through in-room television and laptop connectivity;

    o Free-to-guest programming of select pay cable channels (such as HBO, Showtime, CNN, ESPN, TBS, Disney Channel, Discovery Channel and other cable networks);

    o   Video game entertainment; and

    o Two-way, interactive information services such as on-screen guest checkout, guest messaging services, room service ordering, survey completion, room availability monitoring and hotel advertising and guest information.

  We are also testing shorter and more targeted non-movie programming on a lower cost pay-per-view basis and a new sports category of programming that provides hotel guests with a selection of sports telecasts from various markets that are not televised nationally or are subject to local blackout restrictions.

  Pay-per-view services to hotel guests were introduced in the early 1970s and have since become a standard amenity offered by many hotels to their guests. Historically, these services were delivered on a fixed time schedule that did not provide the hotel guest flexibility in choosing when to watch a movie. Typically, a guest would be offered a choice of four to eight movies, each of which would be shown once every two to four hours. The development of video switches (including On Command's patented video switch) has enabled providers of pay-per-view services to offer scheduling flexibility to the viewer. Changes in technology have also led to the ability to provide a number of on-demand interactive services such as TV-based Internet, video game entertainment and on-screen guest checkout and guest messaging services.

  In comparison with the OCX and On Command Video on demand systems, hotels still equipped with SpectraVision systems generally offer fewer choices to their guests. At December 31, 1999, SpectraVision equipment was installed in approximately 177,000 rooms. We expect to have a substantial majority of the remaining SpectraVision rooms converted to the OCC's on-demand systems by the end of 2001.

SECURITIES BEING OFFERED

  In connection with the acquisition of SpectraVision in 1996, we issued Series C warrants to purchase for cash an aggregate of 3,450,000 shares of our common stock to our investment advisors in a private unregistered transaction in consideration for banking and advisory services such advisors provided in connection with the acquisition. Each Series C warrant entitles its holder to purchase one share of our common stock at an exercise price of $15.27 per share in cash at any time prior to 5:00 p.m., New York City time on October 7, 2003. The selling securityholders named in this prospectus hold Series C warrants to purchase an aggregate of 3,450,000 shares of our common stock. Pursuant to a Registration Rights Agreement entered into at the time of the acquisition, we agreed to register the Series C warrants held by the selling securityholders together with the shares of our common stock issuable upon the exercise of the Series C warrants pursuant to the Securities Act of 1933, as amended, to facilitate the public sale of those Series C warrants and the underlying shares of common stock. We will not receive any of the proceeds from the sale of the selling securityholders' securities but we will receive the proceeds from the exercise of the Series C warrants.

                                  RISK FACTORS

INDUSTRY RISKS

  You should carefully consider the following factors and other information in this prospectus before deciding to invest in the securities being offered. This prospectus contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current judgment on those issues. Such forward looking statements can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect." When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus.

The in-room entertainment and information services industry is highly competitive.

  Because the U.S. lodging industry market for in-room entertainment and information services is nearly saturated and new hotel property construction in the United States is a shrinking source of new customers, the industry is highly competitive. The growth opportunities in the in-room entertainment and information industry are: securing contracts to serve hotels that are currently served by competitors; expanding into the international market; and broadening the range of services provided to current customers.

  Several potential competitors could use their existing infrastructure to provide in-room entertainment and information services to the lodging industry, including cable and wireless cable companies, telecommunications companies and direct-to-home and direct broadcast satellite companies. Some of these companies already provide free-to-guest services to hotels and are testing on-demand video systems. These companies may have substantially greater technical and financial resources than we do.

Our industry depends on the lodging industry's performance.

  Our business is closely linked to the lodging industry's performance. Overall occupancy rates have been declining recently, and the occupancy rates of the luxury and business hotels that we serve have declined more sharply than the industry as a whole. Occupancy fluctuations result from general business, economic, seasonal and other factors, and can significantly adversely affect our business.

COMPANY RISKS

Ascent Entertainment Group, Inc. controls us.


  As of May 3, 2000, Ascent Entertainment Group, Inc. owned approximately 57% of our issued and outstanding common stock. As a result of that ownership, Ascent controls our management and policies and the outcome of matters submitted to our stockholders for approval, including the election of directors. In addition, we have entered into a corporate agreement with Ascent that gives Ascent approval power over our incurring additional debt or issuing additional equity securities. Ascent's controlling interest also means that we cannot engage in any strategic transactions without its consent.



  On February 22, 2000, Ascent entered into an Agreement and Plan of Merger with Liberty Media Corporation and a wholly-owned subsidiary of Liberty. Pursuant to the Merger Agreement, Liberty commenced a tender offer for 100% of the outstanding shares of common stock of Ascent at a purchase price of $15.25 per share. The tender offer expired on March 27, 2000, as scheduled, and approximately 25.2 million shares of Ascent common stock were validly tendered and not withdrawn pursuant to the offer. On March 28, 2000, Liberty accepted for payment all shares of Ascent common stock tendered, which constitutes approximately 85% of the total outstanding shares of Ascent common stock. Liberty purchased such shares at an aggregate purchase price of approximately $385 million. Pursuant to the Merger Agreement, any issued and outstanding shares of Ascent common stock which were not tendered and purchased by Liberty pursuant to the tender offer will be converted into the right to receive an amount equal to $15.25 per share on the terms and conditions set forth in the Merger Agreement. At the time of the merger, Ascent will become an indirect, wholly owned subsidiary of Liberty, thereby giving Liberty the same control rights Ascent enjoyed prior to the acquisition.


We need additional capital to grow.

  The growth of our business is dependent on substantial, continuing capital expenditures. Prior to 1996, we relied on capital provided by Ascent and cash flow to finance that growth. Ascent has no obligation to provide us with additional capital or debt financing. We will use our cash flow and additional borrowings (to the extent not restricted by our corporate agreement with Ascent) to support our growth. If those funds are not sufficient, we may sell debt or equity securities to raise additional funds, or reduce our growth to a level that can be supported by our cash flow.

Our current revenues come from a limited number of customers.

  Marriott, Hilton, Holiday Inn, Hyatt and Starwood accounted for approximately 25%, 20%, 10%, 8% and 7%, respectively, of our revenues in 1999. The loss of any of these customers, or the loss of a significant number of other hotel chain customers, could adversely impact our business. However, these customers represent both chain-owned and managed hotels, as well as franchisees. We often have different contracts on different terms with the chain-owned and managed hotels, on the one hand, as compares to franchisees (or groups of franchisees), on the other.

Our pay-per-view service revenues are dependent on seasonality and other factors beyond our complete control.

  The revenue generated by our pay-per-view service is dependent on the occupancy rate of the property, the "buy rate" or percentage of occupied rooms that buy movies or other services at the property and the price of the movie or service. Occupancy rates vary based on the property's location, its competitive position within the marketplace, and, over time, based on seasonal factors and general economic conditions. Higher occupancy rates usually occur during the summer months and lower occupancy rates occur during the winter. Buy rates also generally reflect the hotel's guest mix profile, the popularity of the motion pictures or services available at the hotel and the guests' other entertainment alternatives. Buy rates also vary over time with general economic conditions and our business is closely related to the performance of the business and luxury hotel segments of the lodging industry. As a result, we may not be able to control negative trends in our operating revenue.

The licensing fees we pay for feature movies may increase.

  Major movie studios may demand higher royalty rates or higher minimum payments than we are currently paying. Increased licensing fees would negatively impact our operating income.

Our technology may become obsolete or outmoded and we may not be able to replace it.

  Technology in the entertainment and communications industry is continuously changing as new technologies and developments continue to be introduced. There can be no assurance that future technological advances will not result in improved equipment or software systems that could adversely affect our competitive position. In order to remain competitive we must maintain the programming enhancements, engineering and technical capability and flexibility to respond to customer demands for new or improved versions of our systems and new technological developments. We may not have the technological or financial resources to maintain our competitive position.

We have anti-takeover provisions in place that could delay or prevent the acquisition of On Command Corporation.

  In addition to the anti-takeover effect of Ascent's control, our certificate of incorporation has certain provisions that could make it more difficult for a third party to acquire us, or could discourage a third party from attempting to acquire us. Those provisions could also limit the price that investors will be willing to pay for our stock. Other provisions allow us to issue preferred stock (which gives holders rights senior to those of our common stockholders) and impose procedural and other requirements that may make it more difficult for stockholders to effect some corporate actions.

OFFER-RELATED RISKS

  There is no current market for our Series C warrants and our stock price may decline after this offering. Before this offering, there has not been a public market for our Series C warrants and an active public market for our Series C warrants may not develop or be sustained. In addition, after the completion of this offering we will have a large number of shares of common stock outstanding and available for resale. Sales of substantial amounts of shares of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline.

               WHERE YOU CAN GET MORE INFORMATION ABOUT ON COMMAND

  We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

  The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


    o Current Report on Form 8-K filed April 12, 2000;


    o Annual Report on Form 10-K for the year ended December 31, 1999 filed March 28, 2000; and

    o The description of our common stock contained in the Registration Statement on Form S-4, File No. 333-10407, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of this offering.

  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

David B. Ehrlich, Esq.
Acting Assistant General Counsel
On Command Corporation
6331 San Ignacio Avenue
San Jose, California 95119
(408) 360-4500

                             SELLING SECURITYHOLDERS

  The following table sets forth as of March 17, 2000 certain information with respect to the selling securityholders. Mr. Gary L. Wilson has been a member of our Board of Directors since October 1996 and serves on the audit committee of the Board of Directors. None of the other selling securityholders has or has had any material relationship with us in the past three years. As a result of their ownership of the Series C warrants, the selling securityholders are deemed to be the beneficial owners of the shares of common stock underlying the warrants, which represent approximately 10.24% of our outstanding common stock. The securities offered by this prospectus may be offered from time to time by the selling securityholders named below.

                                               SECURITIES OWNED              SECURITIES             SECURITIES OWNED
                                               PRIOR TO OFFERING              OFFERED               AFTER OFFERING (1)
                                           -------------------------    ---------------------      -------------------
                    NAME OF SELLING          COMMON        SERIES C      COMMON      SERIES C      COMMON     SERIES C
                    SECURITYHOLDER           STOCK         WARRANTS     STOCK (2)    WARRANTS      STOCK      WARRANTS
                    --------------         ----------      ---------    ---------    ---------     ------     --------
                Alfred D. Boyer...........   950,000(2)      950,000      950,000      950,000          0         0
                CPI Securities LP.........   379,000(2)      379,500      379,500      379,500          0         0
                R. Christian B. Evensen...    58,080(2)       58,080       58,080       58,080          0         0
                Donald M. Farris..........   112,560(2)      112,560      112,560      112,560          0         0
                Joshua S. Friedman........    58,080(2)       58,080       58,080       58,080          0         0
                Mitchell R. Julis.........    58,080(2)       58,080       58,080       58,080          0         0
                K. Robert Turner..........    23,700(2)       23,700       23,700       23,700          0         0
                Gary L. Wilson............ 1,823,700(3)    1,810,000    1,810,000    1,810,000     13,700(4)      0
                                           ---------       ---------    ---------    ---------     ------
                    Total................. 3,463,900       3,450,000    3,450,000    3,450,000     13,700         0
                                           =========       =========    =========    =========     ======         =

----------

(1) Assumes the sale of all the securities offered by this prospectus.

(2) Represents shares of common stock underlying the Series C warrants.

(3) Includes vested options to purchase 12,500 shares of common stock and 1,200 shares of common stock issued to Mr. Gary L. Wilson pursuant to the 1997 Non-Employee Directors Stock Plan and 1,810,000 shares of common stock underlying the Series C warrants.

(4) Represents vested options to purchase 12,500 shares of common stock and 1,200 shares of common stock issued to Mr. Gary L. Wilson pursuant to the 1997 Non-Employee Directors Stock Plan.

                              PLAN OF DISTRIBUTION

  We are registering the Series C warrants and the shares of common stock underlying such warrants in order to facilitate the public sale of such securities by the selling securityholders named in this prospectus. We will receive no proceeds from the sale of the selling securityholders' securities offered hereby but we will receive the proceeds from the exercise of the Series C warrants. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling securityholders may effect such transactions by selling the securities offered hereby to or through broker-dealers. The securities may be sold by one or more of, or a combination of, the following:

    o a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

    o   an exchange distribution in accordance with the rules of such exchange;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    o   in privately negotiated transactions.

  To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

  The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the securities offered hereby or otherwise. In such transactions, broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders also may sell securities offered hereby short and redeliver the securities offered hereby to close out such short positions. The selling securityholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the securities. The broker-dealer may then resell or otherwise transfer such securities offered hereby pursuant to this prospectus. The selling securityholders also may loan or pledge the securities to a broker-dealer. The broker-dealer may sell the securities so loaned, or upon a default the broker-dealer may sell the pledged securities pursuant to this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of the securities offered hereby for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the securities offered hereby. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of securities offered hereby. There is no underwriter or coordinating broker acting in connection with the proposed sale of the securities offered hereby by the selling securityholders.

  The securities offered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the securities offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of securities by the selling securityholders. We will make copies of this prospectus available to the selling securityholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the securities offered hereby.

  We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  o the name of the participating broker-dealer(s);

  o the number and type of securities involved;

  o the price at which such securities were sold;

    o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

    o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  o other facts material to the transaction.

  We will bear all costs, expenses and fees in connection with the registration of the securities offered hereby. The selling securityholders will bear all commissions and discounts, if any, attributable to the sales of the securities offered hereby. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities offered hereby against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling securityholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the securities offered hereby, including liabilities arising under the Securities Act of 1933.

  In addition, we are also registering up to 3,450,000 shares of common stock for issuance to the holders of Series C warrants who exercise such warrants subsequent to their sale by the selling securityholders under this prospectus.

                                    DILUTION

  Our net tangible book value as of December 31, 1999 was $90.9 million, or approximately $3.00 per share. Net tangible book value per share represents stockholders' equity less intangible assets divided by the number of shares of common stock outstanding. After giving effect to the exercise of the 3.45 million warrants at $15.27 per share, our net tangible book value as of December 31, 1999 would have been $143.5 million, or approximately $4.25 per share. This represents an immediate increase in net tangible book value of $1.25 per share to existing stockholders and an immediate dilution in net tangible book value of $11.02 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Exercise price per share of the warrants..............             $15.27

  Net tangible book value per share as of
    December 31, 1999.................................   $3.00

  Increase attributable to warrant holders............   $1.25

Net tangible book value per share after exercise
  of warrants.........................................               4.25
                                                                   ------

Dilution per share to warrant holders.................             $11.02
                                                                   ------

  To the extent that any shares are issued for less than the exercise price of the warrants upon exercise of options or warrants that were outstanding at December 31, 1999 or granted after that date, or reserved for future issuance under our stock plans, there will be further dilution to the warrant holder.

                                  LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon for us by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036-6710.

                                     EXPERTS

  The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from On Command's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. DO NOT RELY ON ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY OF THE SECURITIES OFFERED HEREBY AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. THIS INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                 ---------------

                                    CONTENTS

                                                              PAGE
                                                              ----
              General Information About On Command
                Corporation ...............................     2
              Risk Factors ................................     4
              Where You Can Get More Information
                About On Command ..........................     6
              Selling Securityholders .....................     7
              Plan of Distribution ........................     7
              Dilution.....................................     9
              Legal Matters ...............................     9
              Experts .....................................     9

================================================================================
================================================================================

         3,450,000 SERIES C WARRANTS AND THE COMMON STOCK ISSUABLE UPON
             EXERCISE OF THE SERIES C WARRANTS 3,450,000 SHARES OF
                                  COMMON STOCK

                                   ON COMMAND
                                   CORPORATION
                                 ---------------
                                   PROSPECTUS
                                 ---------------


                                  MAY 12, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.


                           ITEM                    AMOUNT OF EXPENSES
                           ----                    ------------------
              SEC Registration Fee ..............     $ 29,373.30
              Printing Expenses .................       20,000.00*
              Accounting Fees and Expenses ......        5,000.00*
              Legal Fees and Expenses ...........       35,000.00*
              NASD Listing Fee ..................       60,000.00*
              Miscellaneous Expenses ............        1,000.00*
                                                      -----------
                Total ...........................     $150,373.30*
                                                      ===========


----------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Amended and Restated Certificate of Incorporation of On Command Corporation provides for the indemnification by the corporation of each director and officer of the corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such a person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of On Command provides for the advancement of expenses (including attorneys' fees) actually and reasonably incurred by a director or officer of the corporation in connection with the defense of an action for which the corporation is required to indemnify such individual, subject to an undertaking by such individual to reimburse the corporation if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

  Article Tenth of the Amended and Restated Certificate of Incorporation of On Command Corporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Article Eighth of the Bylaws of the corporation provides that a director, officer, employee, or other agent of the corporation shall be indemnified against actions by reason of the fact that the person is or was an agent of the corporation. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and unlawful payment of dividends and transactions from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS.

             NUMBER                      DESCRIPTION OF DOCUMENT
             ------                      -----------------------
             4.1(1) Registration Rights Agreement by and among On Command Corporation and the other parties named therein.

             4.2(1) Warrant Agreement by and among On Command Corporation and the other parties named therein.

             5.1(2)     Opinion of Patterson, Belknap, Webb & Tyler LLP

            10.7(3) Corporate Agreement dated as of October 8, 1996, between On Command Corporation and Ascent Entertainment Group, Inc.

            10.8(4)     1996 Key Employee Stock Plan.

            10.9(5)     1997 Employee Stock Purchase Plan.

            10.10(6)    Amended and Restated 1997 Non-Employee Directors Stock
                        Plan.

            10.11(7) First Amended and Restated Credit Agreement dated as of November 24, 1997, between On Command Corporation and the Lenders named therein and NationsBank of Texas, N.A

            10.12(7)    Change of Control Severance Plan for Executive Officers

            23.1(2)     Independent Auditor's Consent.

            23.2(2) Consent of Patterson, Belknap, Webb & Tyler LLP (included in Exhibit 5.1).
----------

(1) Incorporated by reference to exhibit bearing the same number from the Company's Registration Statement on Form S-4 (Registration No. 333-10407).

(2)  Filed herewith.

(3) Incorporated by reference to Exhibit 10.22 of the Annual Report on Form 10-K for the year ended December 31, 1996 of Ascent Entertainment Group, Inc. filed March 31, 1997 (Commission File No. 000-27192).

(4) Incorporated by reference to Exhibit 10.13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed March 31, 1997 (Commission File No. 000-21315).

(5) Incorporated by reference to Exhibit 4(c) from the Company's Registration Statement on Form S-8 (Registration No. 333-33149) declared effective by the Securities and Exchange Commission on August 8, 1997.

(6) Incorporated by reference to Exhibit 4(d) from the Company's Registration Statement on Form S-8 (Registration No. 333-33149) declared effective by the Securities and Exchange Commission on August 8, 1997.

(7) Incorporated by reference to exhibit bearing the same number from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed March 29, 1999 (Commission File No. 000-21315).

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Jose, State of California, on May 12, 2000.

                                                  ON COMMAND CORPORATION

                                                  By: /s/ ARTHUR M. AARON
                                                     --------------------------
                                                  Name: Arthur M. Aaron, Esq.
                                                  Title: Acting General Counsel


         /s/ JEROME H. KERN                         May 12, 2000
         -------------------------------------
         Jerome H. Kern
         Chairman of the
         Board and Chief
         Executive Officer
         (Principal Executive Officer)

         /s/ PAUL J. MILLEY                         May 12, 2000
         -------------------------------------
         Paul J. Milley
         Senior Vice President, Finance and
         Chief Financial Officer
         (Principal Accounting Officer)

         /s/ PAUL A. GOULD                          May 12, 2000
         -------------------------------------
         Paul A. Gould, Director

         /s/ RICHARD D. GOLDSTEIN                   May 12, 2000
         -------------------------------------
         Richard D. Goldstein, Director

         /s/ GARY S. HOWARD                         May 12, 2000
         -------------------------------------
         Gary S. Howard, Director

         /s/  PETER M. KERN                         May 12, 2000
         -------------------------------------
         Peter M. Kern, Director

         /s/ J.C. SPARKMAN                          May 12, 2000
         -------------------------------------
         J.C. Sparkman, Director

         /s/ GARY L. WILSON                         May 12, 2000
         -------------------------------------
         Gary L. Wilson, Director

         /s/ J. DAVID WARGO                         May 12, 2000
         -------------------------------------
         J. David Wargo, Director

         /s/ CARL E. VOGEL                          May 12, 2000
         -------------------------------------
         Carl E. Vogel, Director

         /s/ JAMES A. CRONIN, III                   May 12, 2000
         -------------------------------------
         James A. Cronin, III, Director


                                INDEX TO EXHIBITS


             NUMBER              DESCRIPTION OF DOCUMENT
             ------              -----------------------
             4.1(1)     Registration Rights Agreement by and among On Command
                        Corporation and the other parties named therein.

             4.2(1) Warrant Agreement by and among On Command Corporation and the other parties named therein.

             5.1(2)     Opinion of Patterson, Belknap, Webb & Tyler LLP

            10.7(3) Corporate Agreement dated as of October 8, 1996, between On Command Corporation and Ascent Entertainment
                        Group, Inc.

            10.8(4)     1996 Key Employee Stock Plan.

            10.9(5)     1997 Employee Stock Purchase Plan.

            10.10(6)    Amended and Restated 1997 Non-Employee Directors Stock
                        Plan.

            10.11(7)    First Amended and Restated Credit Agreement dated as of
                        November 24, 1997, between On Command Corporation and the Lenders named therein and NationsBank of Texas, N.A

            10.12(7)    Change of Control Severance Plan for Executive Officers

            23.1(2)     Independent Auditor's Consent.

            23.2(2)     Consent of Patterson, Belknap, Webb & Tyler LLP
                        (included in Exhibit 5.1).



----------

(1) Incorporated by reference to exhibit bearing the same number from the Company's Registration Statement on Form S-4 (Registration No. 333-10407).

(2)  Filed herewith.

(3) Incorporated by reference to Exhibit 10.22 of the Annual Report on Form 10-K for the year ended December 31, 1996 of Ascent Entertainment Group, Inc. filed March 31, 1997 (Commission File No. 000-27192).

(4) Incorporated by reference to Exhibit 10.13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed March 31, 1997 (Commission File No. 000-21315).

(5) Incorporated by reference to Exhibit 4(c) from the Company's Registration Statement on Form S-8 (Registration No. 333-33149) declared effective by the Securities and Exchange Commission on August 8, 1997.

(6) Incorporated by reference to Exhibit 4(d) from the Company's Registration Statement on Form S-8 (Registration No. 333-33149) declared effective by the Securities and Exchange Commission on August 8, 1997.

(7) Incorporated by reference to exhibit bearing the same number from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed March 29, 1999 (Commission File No. 000-21315).